Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Wejo Holdings Ltd.’s Form S-4 of our report dated April 3, 2023, which includes an explanatory paragraph as to TKB Critical Technologies 1’s ability to continue as a going concern, with respect to our audits of the financial statements of TKB Critical Technologies 1 as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 12, 2023
Marcum LLP ■ 730 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ marcumllp.com